HANSEN, BARNETT& MAXWELL
A Professional Corporation
CERTIFIED PUBLIC ACCOUNTANTS	Registered with the Public Company
Accounting Oversight Board
5 Triad Center, Suite 750
Salt Lake City, UT 84180-1128
Phone: (801) 532-2200
Fax: (801) 532-7944
www.hbmcpas.com

March 9, 2006

Securities and Exchange Commission
Re: Oxford Media, Inc.

We agree with the disclosures made by Oxford Media, Inc. in the Form 8-K dated March 7, 2006.

HANSEN, BARNETT & MAXWELL